                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 28, 1997 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Rauscher Pierce Refsnes, Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF


                        SHELTER COMPONENTS CORPORATION

                                      AT

                             $17.50 NET PER SHARE

                                      BY

                             SCC ACQUISITION CORP.

                           A WHOLLY-OWNED SUBSIDIARY

                                      OF

                                  KEVCO, INC.

     SCC Acquisition Corp., an Indiana corporation (the "Offeror") and a wholly-owned subsidiary of Kevco, Inc., a Texas corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares") of Shelter Components Corporation, an Indiana corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 28, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
 CITY TIME, ON WEDNESDAY, NOVEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT CONSTITUTE ON A FULLY-DILUTED BASIS A MAJORITY OF THE SHARES, (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED IN THE OFFER TO PURCHASE), (iii) PARENT OBTAINING, PRIOR TO THE EXPIRATION OF THE OFFER, SUFFICIENT FINANCING TO CONSUMMATE THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND (iv) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 21, 1997 (the "Merger Agreement") among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Business Corporation Law of the State of Indiana, as amended (the "IBCL"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares held by any subsidiary of the Company, Parent, the Offeror or any other wholly-owned subsidiary of Parent, or Shares which are held by shareholders, if any, who properly exercise their appraisal rights, if any, under the IBCL) will be cancelled and converted into the right to receive $17.50 in cash, or any higher price that is paid in the Offer, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING DULY CALLED AND HELD IN WHICH A QUORUM OF DIRECTORS WAS PRESENT, HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Offeror gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment of Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Offeror, regardless of any delay in making such payment. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary (i) of certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Wednesday, November 26, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, November 26, 1997 unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after November 26, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such certificates have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account of the Book-Entry Transfer Facility to be created with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Offeror's expense.

                    The Information Agent for the Offer is:

                         MacKenzie Partners, Inc.
                            156 Fifth Avenue
                         New York, New York 10010
                       (212) 929-5500 (Call Collect)
                       Call Toll Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                         Rauscher Pierce Refsnes, Inc.
                        2711 N. Haskell Ave., Ste. 2400
                             Dallas, TX 75204-2936
                         (214) 989-1463 (Call Collect)